UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 5, 2011 (October 4, 2011)

CLARCOR Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of principal executive offices)

Registrant’s telephone number, including area code:	615-771-3100

No Change
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2011, CLARCOR Inc., a Delaware corporation (NYSE: CLC) (the “Company”), issued a press release announcing that on December 13, 2011, the Company's Chairman and Chief Executive Officer, Norman E. Johnson, will assume the role of Executive Chairman of the Company and Christopher L. Conway, 56, the Company's President and Chief Operating Officer, will become the Company's next President and Chief Executive Officer. The Company has no current plans to name a new Chief Operating Officer following Mr. Conway's promotion.

Mr. Johnson will serve as Executive Chairman of the Company until November 30, 2012 (the last business day of the Company's 2012 fiscal year), at which time he will retire from the Company and its Board of Directors. Mr. Conway's appointment as Chief Executive Officer, like all other of the Company's executive officer appointments, is “at will” and affirmatively renewed on an annual basis each March. This transition is part of a multiyear organized management succession plan that has been overseen by the Company's Board of Directors and its various committees.

Mr. Conway has approximately 26 years of experience in the filtration industry, with both the Company as well as several of the Company's competitors. Mr. Conway has been with the Company since August of 2006, and has served as the Company's President and Chief Operating Officer since June 2010. Mr. Conway was President of the Company's PecoFacet division from December 2007 until June 2010, following the Company's acquisition of Perry Equipment Corporation, and served as President of Facet USA, Inc., another Company subsidiary, from September 2007 until December 2007. From August 2006 until September 2007, Mr. Conway served as Vice President of Manufacturing of Baldwin Filters, Inc., the Company's largest subsidiary. Prior to joining the Company in August 2006, Mr. Conway served for two years as the Chief Operating Officer of Cortron Corporation, Inc., a manufacturing start-up based in Minneapolis, Minnesota.

Mr. Conway has also held positions at two other large public filtration companies, Pentair, Inc. (NYSE: PNR), and Donaldson Company, Inc. (NYSE: DCI) ("Donaldson"), in a variety of operational, strategic and research and development capacities. He spent a total of 15 years working for Donaldson on two separate occasions, most recently during the period between 2001 and 2004, where he last held the title of Director - Corporate Technology. An engineer by training, Mr. Conway holds a BS from Iowa State University and a MBA from the University of Chicago.

In 2008, Mr. Conway entered into a Change of Control Agreement with the Company, the terms of which are substantively identical to the Change of Control Agreements in place between the Company and its other executive officers, and summarized under the headings “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control” in the Company's proxy statement filed with the SEC on February 12, 2010 (“Proxy Statement”). Mr. Conway's Change of Control Agreement provides that he will be entitled to receive three year's compensation and benefits (and certain other rights) in the event his employment is terminated by the Company without cause or by Mr. Conway for good reason in the three year period following a defined Change of Control of the Company. The foregoing description does not purport to be a complete description of all the terms of Mr. Conway's Change of Control Agreement and is qualified in its entirety by reference to the form of Change of Control Agreement, which is attached as Exhibit 10.1 to the Company's Current Report filed on Form 8-K with the SEC on December 30, 2008 (“Form Change of Control Agreement”), and is incorporated by reference herein.

Mr. Conway is otherwise not a party to any other material plan, contract or arrangement with the Company, nor has any other material plan, contract or arrangement to which he is a party been materially modified as a result of Mr. Conway's promotion described above. The Board of Directors will determine in December whether and to what extent Mr. Conway will be paid any additional compensation or benefits in connection with his promotion.

There are no arrangements or understandings between Mr. Conway and any person pursuant to which Mr. Conway was selected as Chief Executive Officer of the Company, and there are no actual or proposed transactions between Mr. Conway or any of his related persons and the Company. Mr. Conway has no familial relationships nor related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K in connection with his promotion described above.

Mr. Johnson is a party to an Employment Agreement and a Change of Control Agreement with the Company that are described under the headings “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control” in the Proxy Statement. Mr. Johnson's Employment Agreement was filed with the SEC as Exhibit 10.4(c)(1) to the Company's Annual Report on Form 10-K for its fiscal year ended December 2, 2000, the First Amendment to Amended and Restated Employment Agreement, dated as of January 19, 2008, is attached as Exhibit 10.1 to the Company's Current Report filed on Form 8-K with the SEC on January 23, 2008, and the Second Amendment to Amended and Restated Employment Agreement, dated as of December 29, 2008, is attached as Exhibit 10.2 to the Company's Current Report filed on Form 8-K with the SEC on December 30, 2008. Mr. Johnson's Change of Control Agreement is substantively identical to the Company's Form Change of Control Agreement.

Mr. Johnson and the Company have agreed that the defined “Employment Period” under each of his Employment Agreement and Change of Control Agreement will terminate on November 30, 2012, and have agreed to Mr. Johnson's responsibilities in his role as Executive Chairman.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 - Press Release dated October 4, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By_ /s/ Richard M. Wolfson____________
Richard M. Wolfson,
    Vice President, General Counsel and Secretary

Date: October 5, 2011